Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/ Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) //212-896-1206 (Rob) tfromer@kcsa.com /rfink@kcsa.com
ORMAT TECHNOLOGIES FINALIZES LOAN AGREEMENT OF UP TO $350 MILLION UNDER THE U.S DEPARTMENT OF
ENERGY’S 1705 LOAN GUARANTEE PROGRAM
RENO, NV, September 24, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced that its wholly-owned indirect subsidiary, OFC 2 LLC, and its project subsidiaries (“Ormat“), have finalized and signed the loan documentation for a 20-year loan for up to $350 million under a financing with John Hancock Life Insurance Company (USA). The transaction will be guaranteed by the U.S. Department of Energy’s Loan Programs Office in accordance with and subject to the Department’s Loan Guarantee Program under Section 1705 of Title XVII of the Energy Policy Act of 2005.
The financing will support clean, sustainable power generation from three geothermal power facilities located in the State of Nevada, which are scheduled to be built in two phases and expected to generate up to 113 MW of power. The capacity of the first phase is expected to be up to approximately 60 MW.
The second phase development is subject to the feasibility assessment of the geothermal resource, which will be performed following completion of the first phase of each facility, and fulfillment of other conditions in the loan documents.
The three Nevada-based facilities — Jersey Valley, Tuscarora and McGinness Hills — will provide clean and baseload power through 20-year power purchase agreements with Nevada Power Company, a subsidiary of NV Energy. Construction of the Jersey Valley power plant is substantially completed, while the field development is ongoing. Commissioning of the first phase of the Tuscarora and McGinness power plants is expected in 2012.
In anticipation of the closing, the Company had previously entered into several rate lock transactions, as insurance against an increase in the 10-year Treasury Rate, until the funding date of the loan. These transactions did not qualify for hedge accounting. While precise figures are not yet available, the Company expects that if the Treasury Rate remains at its current historic low levels through September 30, 2011, the date on which its rate lock transactions mature, it will incur a pre-tax loss of approximately $17 million, which will adversely affect the financial results of operation in the third quarter of 2011. $4.7 million of this amount has already been recognized as a pre-tax loss by the Company in the six months ended June 30, 2011.
Dita Bronicki, CEO of Ormat Technologies, said, “Support from the 1705 program enables us to expand our geothermal portfolio in the U.S. under financing terms for the two-phase structure of the Project that we would otherwise not obtain in the private markets. Over the long term, we consider this loan to be a favorable financing instrument which will decrease our financing costs. We appreciate the Loan Programs

Office leadership and expertise during its careful and thorough review of our application and are thankful to John Hancock Life Insurance Company (USA) for its support of geothermal development that will bring additional baseload and reliable capacity to the national grid.”
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1370 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua - Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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